Exhibit 99.1

HEALTHIER CHOICES MANAGEMENT CORP. ANNOUNCES SUCCESS IN ITS APPEALS OF THE RULINGS IN PATENT INFRINGEMENT ACTION AGAINST PHILIP MORRIS

HOLLYWOOD, FL, April 12, 2023 — Healthier Choices Management Corp. (OTC Pink: HCMC) announced today that the U.S. Court of Appeals for the Federal Circuit ruled in favor of HCMC on two separate appeals it had filed in its patent infringement action against Philip Morris USA, Inc. and Philip Morris Products S.A. pending in the district court for the Northern District of Georgia.

In the first appeal, HCMC appealed the ruling of the District Court dismissing HCMC’s patent infringement action and denying HCMC’s motion to amend its pleading. In the second appeal, HCMC appealed the District Court’s award of attorneys’ fees to Philip Morris. In its decisions today, the Federal Circuit ruled for HCMC by reversing both of those decisions and remanded the case back to the District Court for further proceedings.

Jeff Holman, CEO of HCMC, had this to say, “We are gratified to have won our appeals and now have the opportunity to resume pursuing our infringement claims in the District Court against Philip Morris for its IQOS device.”

Mr. Holman concluded, “For the sake of clarity, the Appellate Court’s decisions both reinstate our infringement claim and also cancels the attorneys’ fees award previously granted to Philip Morris in this case. We are looking forward to having our day in court.”

The case is Healthier Choices Management Corp., v. Philip Morris USA, Inc., Philip Morris Products S.A., case no. 2022-1268. The full opinion of the U.S. Court of Appeals for the Federal Circuit can be found on HCMC’s website at https://www.healthiercmc.com/s/2023-04-12_HCMC_v_PM_Appellate_Decision.pdf

About Healthier Choices Management Corp.

Healthier Choices Management Corp. (www.hcmc1.com) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.

Through its wholly owned subsidiary HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand its intellectual property portfolio.

Through its wholly owned subsidiaries, the Company operates:

●	Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins, and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.Adasmarket.com)

●	|Paradise Health & Nutrition’s three stores that likewise offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items, (www.ParadiseHealthDirect.com)

●	Mother Earth’s Storehouse, a two-store organic and health food and vitamin chain in New York’s Hudson Valley, has been in existence for over 40 years. (www.MotherEarthStorehouse.com)

●	Greens Natural Foods’ eight stores in New York and New Jersey, offering a selection of 100% organic produce and all-natural, non-GMO groceries & bulk foods; a wide selection of local products; an organic juice and smoothie bar; a fresh foods department, which offers fresh and healthy “grab & go” foods; a full selection of vitamins & supplements; as well as health and beauty products (www.greensnaturalfoods.com)

Through its wholly owned subsidiary, Healthy Choice Wellness, LLC, the Company operates:

●	Licensing agreements for Healthy Choice Wellness Centers located at the Casbah Spa and Salon in Fort Lauderdale, FL, Boston Direct Health in Boston, MA and Green Care Medical Services in Chicago, IL.

These centers offer multiple vitamin drip mixes and intramuscular shots for clients to choose from that are designed to help boost immunity, fight fatigue and stress, reduce inflammation, enhance weight loss, and efficiently deliver antioxidants and anti-aging mixes. Additionally, there are IV vitamin mixes and shots for health, beauty, and re-hydration.(www.HealthyChoiceWellness.com)

Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty, and personal care products on its website www.TheVitaminStore.com.

Additionally, the Company markets its patented Q-Unit™ and Q-Cup® technology. Information on these products and the technology is available on the Company’s website at www.theQcup.com.

Forward Looking Statements.

This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income, or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from, and winding down of our wholesale distribution operations. In addition, when used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” and “plans” and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information:

Healthier Choices Management Corp.

3800 North 28TH Way, #1 Hollywood, FL 33020

305-600-5004

Email: ir@hcmc1.com